Exhibit 107
Calculation of Filing Fee Tables
Form S-3ASR
(Form Type)

The Procter & Gamble Company
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock (without par value)	457(c)	100,000(1)	$142.80(2)	$14,280,000(2)	0.00014760	$2,107.73
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities

Carry Forward Securities	__	__	__	__	—	__	—	—	__	__	__	__
Total Offering Amounts						$14,280,000		$2,107.73
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$2,107.73

(1)
Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this registration statement also covers additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends, and similar transactions. Pursuant to Rule 416(c) of the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on October 12, 2023, within five business days prior to filing.